Exhibit 1

On October 27, 2016, members of the management team of NXP Semiconductors N.V. (“NXP”), including Jeff Palmer, VP of IR, Rick Clemmer, President and CEO, Dan Durn, CFO, and Peter Kelly, EVP of Strategy and M&A Integration, participated in NXP’s Integration, participated in NXP’s third quarter earnings conference call. Some of their remarks included a discussion of the proposed acquisition of NXP by QUALCOMM Incorporated and Qualcomm River Holdings B.V. Below are excepts from the transcript of the conference call relating to the proposed transaction.

CORPORATE PARTICIPANTS

Jeff Palmer NXP Semiconductors N.V. - VP of IR

Rick Clemmer NXP Semiconductors N.V. - President and CEO

Dan Durn NXP Semiconductors N.V. - CFO

Peter Kelly NXP Semiconductors N.V. - EVP of Strategy and M&A Integration

CONFERENCE CALL PARTICIPANTS

John Pitzer Credit Suisse - Analyst

Ross Seymore Deutsche Bank - Analyst

William Stein SunTrust Robinson Humphrey - Analyst

Stacy Rasgon Sanford C. Bernstein & Co. - Analyst

Tore Svanberg Stifel Nicolaus - Analyst

John Pitzer - Credit Suisse - Analyst

That’s helpful. And then Dan, just want to make sure understand some of the margin targets you talked about exiting 2017. First, does that include or exclude the standard products divestiture? I apologize if I missed that. And just given the announcement this morning, would there be opportunity to try to accelerate some of the organic synergy gains at NXP ahead of the merger, or how should we think about that?

Dan Durn - NXP Semiconductors N.V. - CFO

John, a couple of things. First, the guidance we gave is just providing clarity post the divestiture, how the Company will profile. It is very consistent with what was said at the analyst day, very consistent with what was said at the time we announced the divestiture of standard products. Exiting the year on the run rate basis, we’ll be close to the low-end of our margin guidelines. It will not be a full-year 2017 number.

In terms of pre-close synergy capture opportunities, we have to be absolutely clear on this. While we can plan for integration as a Company and strong execution post close is a function of really sound granular detailed bottoms-up planning, it is just that, planning. So there will be no change to the decisions we or Qualcomm make as independent companies in the deal pendency period, and we will continue to execute against the plan we just communicated. Post close of the Qualcomm transaction, that is when you will start to see decision making’s reflecting the combination of the two entities, and the economic impact associated with it.

Ross Seymore - Deutsche Bank - Analyst

The first question is on the deal with Qualcomm. How, in your perspective, either Dan or Rick, do you reconcile the earnings power that the Company described at the analyst meeting earlier this year, with the price that Qualcomm is paying and you are accepting that price. Any framework on how you view valuation would be helpful.

Rick Clemmer - NXP Semiconductors N.V. - President and CEO

I think Ross it is important to realize that pre-rumor price, this represents a 34% premium. So for a transaction of this size, it’s a pretty sizable premium. That being said, as we looked at the opportunity that we have on connected devices, we’ve been talking about this, ultimately we needed to have a better connectivity portfolio, to be able to drive the leadership that we wanted to be able to achieve.

Specifically in autonomous driving. It has become more obvious to Kurt and I over the last few quarters, that we needed increased computing horsepower to be able to do machine learning, and really be able to take advantage of the complete AI solution as opposed to the areas where we had clearly identified leadership and can drive. We think that is very complementary.

Although we have a good connectivity platform for our current portfolio, as we looked out at over the next few years, we clearly had to expand our connectivity capability, to be in the leadership position we wanted to on the Internet of Things, and as we focus on secure connections for the smarter world. The combination of this brings it together very nicely.

Our Board went through this and approved this, based on their view associated with the price. I think the other thing that we shouldn’t lose sight of, is there is a lot of overlap between the shareholders of both companies, and there is clearly an opportunity for both shareholders that view the value creation opportunity as significantly as we do, for them to participate in that by actually buying Qualcomm shares.

Stacy Rasgon - Sanford C. Bernstein & Co. - Analyst

I wanted to go back to the deal itself. I understand, I think, the need to achieve a better connectivity portfolio to achieve your goals, but if that is the case, why is selling for $110 to somebody else absolutely the best way to get to that connectivity? If I just look at the stocks right now, in the pre-market Qualcomm’s up something like 4% or more. You are up barely 2%, which suggests that right now shareholders of Qualcomm are happier with the deal then shareholders of NXP. Why is this the best way to get what you need, in order to achieve your growth goals?

Rick Clemmer - NXP Semiconductors N.V. - President and CEO

Stacy, I think, it’s obviously any value is what you negotiate between two parties. We can’t lose side of the fact that it was a 34% premium to the pre-disclosure, pre-rumor periods. When you think about a transaction of this magnitude, a 34% premium is, at least as we have been advised, pushing the limit associated with it.

I think as we think about the future, the value of bringing the two companies together and bringing the most compelling platform in the industry going forward, is just too significant of an opportunity to forego. We think who have gone through this with our board, and our board feels like this is a fair price, and a price that is reasonable for our shareholders.

Our shareholders frankly have the ability, that if they see the opportunity as you do, or it sounds like you do, and we do, they can participate by buying Qualcomm shares associated with it. So we think it does represent a fair value. Clearly, being at the 34% premium to the pre-rumor price is a significant factor associated with it. Stacy, Peter Kelly’s joined us too here.

Peter Kelly - NXP Semiconductors N.V. - EVP of Strategy and M&A Integration

Stacy, I just want to say one thing. Overall I do think this is a terrific deal. You are right in pointing out that Qualcomm shareholders are very pleased. As Rick said, the improvement in our stock price versus the unaffected price has been very substantial part. I am not a corporate finance expert, but I think our stock will trade more on account of discounts to close than anything else in the coming months. But I do think this is a terrific deal.

Stacy Rasgon - Sanford C. Bernstein & Co. - Analyst

I guess to follow up on that, though, why wouldn’t you be willing to put in the work over the next year to achieve a higher stock price on your own? And this thing isn’t going to close for over a year anyways. What makes you think you couldn’t get a stock price above $110 on your own by the end of 2017? Simply given the margin target you talked about and the growth goals that you talked but at the analyst day, something that would be or should be achievable, with more upside beyond that. So why wouldn’t you try to get it now rather than selling out at $110 today?

Rick Clemmer - NXP Semiconductors N.V. - President and CEO

Stacy, I think the key is, we’re comfortable with the performance we have laid out. We’re very comfortable with the portfolio we half. The opportunity to have a more complete, ubiquitous platform, to be able to address the market opportunities we see, we just thought was too significant opportunity to forgo.

We think it is extremely compelling. We think that our shareholders have the ability to achieve a reasonable value out of this transaction, and again, if they believe as strongly as we do in the opportunities, they can participate in it through Qualcomm shares. And there is a significant cross-holding between the two companies in any case, Stacy.

This has nothing to do with us not believing in what we have laid out. We still feel very comfortable associated with that. If you look at where we have traded over the last couple of years, we typically have traded at a discount to our peers, associated with the industry. So for us to be able to achieve this with a very significant premium for a very large deal is something that we feel like is really a good result, and one that we are very pleased with.

Peter Kelly - NXP Semiconductors N.V. - EVP of Strategy and M&A Integration

As Rick said, this is about creating a powerhouse. This is a fantastic opportunity to create a powerhouse company.

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ADDITIONAL INFORMATION CONCERNING THESE AND OTHER FACTORS THAT MAY IMPACT OUR EXPECTATIONS AND PROJECTIONS CAN BE FOUND IN THE COMPANY’S ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015 AND IN ITS REPORTS ON FORM 6-K. OUR SEC FILINGS ARE AVAILABLE PUBLICLY ON THE SEC’S WEBSITE AT WWW.SEC.GOV, ON OUR WEBSITE AT WWW.NXP.COM/INVESTOR.

FOR FURTHER INFORMATION, PLEASE CONTACT:

INVESTORS	MEDIA
JEFF PALMER	JOON KNAPEN
JEFF.PALMER@NXP.COM	JOON.KNAPEN@NXP.COM
+1 408 518 5411	+49 151 257 43 299

IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS

THE TENDER OFFER FOR THE OUTSTANDING COMMON SHARES OF THE COMPANY HAS NOT YET COMMENCED. THIS COMMUNICATION IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY COMMON SHARES OF THE COMPANY WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT PARENT AND BUYER INTEND TO FILE WITH THE SEC. IF THE TENDER OFFER IS COMMENCED, PARENT AND BUYER WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC, AND THEREAFTER THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHEN THEY BECOME AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THESE MATERIALS (WHEN AVAILABLE) WILL BE SENT FREE OF CHARGE TO COMPANY SHAREHOLDERS AND MAY ALSO BE OBTAINED FROM THE COMPANY WEBSITE, HTTP://WWW.NXP.COM/INVESTOR. IN ADDITION, ALL OF THESE MATERIALS (AND ALL OTHER DOCUMENTS FILED WITH THE SEC) WILL BE AVAILABLE AT NO CHARGE FROM THE SEC THROUGH ITS WEBSITE AT WWW.SEC.GOV.